INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference of our report dated March 30, 2002, accompanying the financial statements of Premier Concepts, Inc., also incorporated by reference in the Form S-3 Registration statement of Premier Concepts, Inc., and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Registration Statement.

HEIN + ASSOCIATES LLP

Denver, Colorado
August 23, 2002